Filed Pursuant to Rule 433

Registration Statement No. 333-261575

THE BANK OF NEW YORK MELLON CORPORATION

$1,000,000,000 5.802% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2028

October 18, 2022

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES J

EXPECTED RATINGS (MOODY’S / S&P / FITCH / DBRS)*: A1 (STABLE) / A (STABLE) / AA- (STABLE) / AA (STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: OCTOBER 25, 2028

TRADE DATE: OCTOBER 18, 2022

SETTLEMENT DATE: OCTOBER 25, 2022 (T+5) **

REDEMPTION COMMENCEMENT DATE: SEPTEMBER 25, 2028

OPTIONAL REDEMPTION DATE: OCTOBER 25, 2027

FIXED INTEREST RATE: 5.802% PER ANNUM

FIXED RATE PERIOD INTEREST: THE NOTES WILL BEAR INTEREST FROM OCTOBER 25, 2022 TO, BUT EXCLUDING, OCTOBER 25, 2027 (THE “FIXED RATE PERIOD”), AT THE FIXED INTEREST RATE

FLOATING RATE INTEREST RATE: COMPOUNDED SOFR, AS DETERMINED IN ACCORDANCE WITH THE PROVISIONS SET FORTH IN THE PROSPECTUS AND PROSPECTUS SUPPLEMENT, PLUS THE SPREAD. IN NO EVENT WILL THE INTEREST RATE FOR ANY INTEREST PERIOD, AS DEFINED IN THE PROSPECTUS SUPPLEMENT, BE LESS THAN THE MINIMUM INTEREST RATE.

FLOATING RATE PERIOD INTEREST: THE NOTES WILL BEAR INTEREST FROM, AND INCLUDING, OCTOBER 25, 2027, TO BUT EXCLUDING THE EARLIER OF THE MATURITY DATE OR A REDEMPTION DATE, AS APPLICABLE (THE “FLOATING RATE PERIOD”), AT THE FLOATING RATE INTEREST RATE

INTEREST PAYMENT DATES: DURING THE FIXED RATE PERIOD, INTEREST PAYS SEMI-ANNUALLY ON THE TWENTY-FIFTH OF APRIL AND OCTOBER OF EACH YEAR, COMMENCING ON APRIL 25, 2023 AND ENDING ON OCTOBER 25, 2027. DURING THE FLOATING RATE PERIOD, INTEREST PAYS QUARTERLY ON THE TWENTY-FIFTH OF JANUARY, APRIL, JULY AND OCTOBER OF EACH YEAR, COMMENCING ON JANUARY 25, 2028, AND ENDING ON THE EARLIER OF THE MATURITY DATE OR A REDEMPTION DATE, AS APPLICABLE

REDEMPTION PRICE: 100% OF THE PRINCIPAL AMOUNT OF THE NOTES REDEEMED

REDEMPTION TERMS: REDEEMABLE (I) IN WHOLE, BUT NOT IN PART, ON THE OPTIONAL REDEMPTION DATE, OR (II) IN WHOLE OR IN PART ON OR AFTER THE REDEMPTION COMMENCEMENT DATE, IN EACH CASE AT THE OPTION OF THE ISSUER AND AT THE REDEMPTION PRICE, PLUS ACCRUED AND UNPAID INTEREST THEREON TO THE DATE OF REDEMPTION. THE BANK OF NEW YORK MELLON CORPORATION SHALL PROVIDE AT LEAST 5 AND NOT MORE THAN 30 CALENDAR DAYS NOTICE OF REDEMPTION TO THE REGISTERED HOLDERS OF THE NOTES.

DAY COUNT CONVENTION: DURING THE FIXED RATE PERIOD, 30/360; DURING THE FLOATING RATE PERIOD, ACTUAL/360

BUSINESS DAY CONVENTION: DURING THE FIXED RATE PERIOD, FOLLOWING, UNADJUSTED. IF ANY INTEREST PAYMENT DATE DURING THE FIXED RATE PERIOD FALLS ON A DAY THAT IS NOT A BUSINESS DAY, THE PAYMENT OF INTEREST WILL BE MADE ON THE NEXT SUCCEEDING BUSINESS DAY, AND NO ADDITIONAL INTEREST WILL ACCRUE ON ACCOUNT OF SUCH POSTPONEMENT. DURING THE FLOATING RATE PERIOD, MODIFIED FOLLOWING, ADJUSTED. IF ANY INTEREST PAYMENT DATE FALLS ON A DAY THAT IS NOT A BUSINESS DAY (OTHER THAN AN INTEREST PAYMENT DATE THAT IS ALSO THE MATURITY DATE OR A REDEMPTION DATE, IF APPLICABLE), SUCH INTEREST PAYMENT DATE WILL BE POSTPONED TO THE FOLLOWING BUSINESS DAY, EXCEPT THAT, IF THE NEXT BUSINESS DAY WOULD FALL IN THE NEXT CALENDAR MONTH, THE INTEREST PAYMENT DATE WILL BE THE IMMEDIATELY PRECEDING BUSINESS DAY. IF THE MATURITY DATE OR A REDEMPTION DATE, IF APPLICABLE, FALLS ON A DAY THAT IS NOT A BUSINESS DAY, THE PAYMENT OF PRINCIPAL AND INTEREST WILL BE MADE ON THE NEXT SUCCEEDING BUSINESS DAY, AND NO ADDITIONAL INTEREST WILL ACCRUE FROM AND AFTER THE MATURITY DATE OR REDEMPTION DATE, AS APPLICABLE.

PRINCIPAL AMOUNT: $1,000,000,000

PRICE TO PUBLIC: 100.000% OF PRINCIPAL AMOUNT PLUS ACCRUED INTEREST, IF ANY, FROM OCTOBER 25, 2022

NET PROCEEDS (BEFORE EXPENSES) TO ISSUER: $998,500,000

FIXED RATE BENCHMARK TREASURY: UST 4.125% DUE SEPTEMBER 30, 2027

FIXED RATE BENCHMARK TREASURY YIELD: 4.202%

FIXED RATE SPREAD TO BENCHMARK TREASURY: +160 BASIS POINTS

FLOATING RATE BASE RATE OR BENCHMARK: COMPOUNDED SOFR

FLOATING RATE SPREAD: +180.2 BASIS POINTS

FLOATING RATE MINIMUM INTEREST RATE: 0%

RE-OFFER YIELD: 5.802%

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406RBL0 / US06406RBL06

BOOKRUNNERS:	CITIGROUP GLOBAL MARKETS INC.

MORGAN STANLEY & CO. LLC

RBC CAPITAL MARKETS, LLC

LOOP CAPITAL MARKETS LLC

BNY MELLON CAPITAL MARKETS, LLC

CO-MANAGERS:	BLAYLOCK VAN, LLC

DZ FINANCIAL MARKETS LLC

NABSECURITIES, LLC

R. SEELAUS & CO., LLC

STERN BROTHERS & CO.

TELSEY ADVISORY GROUP LLC

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Morgan Stanley & Co. LLC at 1-866-718-1649, RBC Capital Markets, LLC at 1-866-375-6829, Loop Capital Markets LLC at 1-312-913-4900 or BNY Mellon Capital Markets, LLC at 1-800-269-6864.

*

A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

**

The Bookrunners and Co-Managers expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the fifth business day following the date of this Term Sheet. Trades of securities in the secondary market generally are required to settle in two business days, referred to as T+2, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+2 basis, investors who wish to trade the notes prior to two days before delivery will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.